Exhibit 10.2

SECOND AMENDED AND RESTATED

UNCONDITIONAL GUARANTY

THIS SECOND AMENDED AND RESTATED UNCONDITIONAL GUARANTY (the “Guaranty”), dated as of February 3, 2015 between ASBURY AUTOMOTIVE GROUP, INC., a Delaware corporation (“Guarantor”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as successor by merger to Wachovia Bank, National Association (together with its successors and assigns, “Lender”) amends and restates in its entirety that certain Amended and Restated Unconditional Guaranty dated as of October 21, 2010, as modified from time to time (the “Original Guaranty”). This Guaranty is not a novation to the extent of any Guaranteed Obligations (as hereinafter defined) currently outstanding under the Original Guaranty.

To induce Lender to make, extend or renew loans, advances, credit, or other financial accommodations to or for the benefit of each of ASBURY AUTOMOTIVE ARKANSAS DEALERSHIP HOLDINGS L.L.C., a Delaware limited liability company, MCDAVID PLANO-ACRA, L.L.C., a Delaware limited liability company, ATLANTA REAL ESTATE HOLDINGS L.L.C., a Delaware limited liability company, ASBURY DELAND HUND, LLC, a Delaware limited liability company, AVENUES MOTORS, LTD., a Florida limited partnership (successor by merger to 10859 PHILIPS HIGHWAY L.L.C.), C&O PROPERTIES, LTD., a Florida limited partnership, ASBURY AUTOMOTIVE ST. LOUIS, L.L.C., a Delaware limited liability company, ASBURY AUTOMOTIVE NORTH CAROLINA REAL ESTATE HOLDINGS L.L.C., a Delaware limited liability company, CROWN GPG L.L.C., a Delaware limited liability company, ASBURY AUTOMOTIVE MISSISSIPPI LLC, a Delaware limited liability company, Q AUTOMOTIVE JACKSONVILLE FL, LLC, a Delaware limited liability company, ASBURY ATLANTA FORD, LLC, a Delaware limited liability company, and ASBURY FT. WORTH FORD, LLC, a Delaware limited liability company (each referred to herein individually and collectively as “Borrower”), all as more particularly described in the Loan Agreement (as hereinafter defined), which are and will be to the direct interest and advantage of Guarantor, and in consideration of loans, advances, credit, or other financial accommodations made, extended or renewed to or for the benefit of Borrower, which are and will be to the direct interest and advantage of Guarantor, Guarantor hereby absolutely, irrevocably and unconditionally guarantees to Lender and its successors, assigns the timely payment and performance of all Obligations, however and whenever incurred or evidenced, whether primary, secondary, direct, indirect, absolute, contingent, due or to become due, now existing or hereafter contracted or acquired, and all modifications, extensions and renewals thereof (collectively, the “Guaranteed Obligations”).

Guarantor further covenants and agrees:

1. Loan Agreement. This Guaranty is subject to the provisions of that certain Amended and Restated Master Loan Agreement between Lender and Borrower dated as of February 3, 2015, as modified from time to time (the “Loan Agreement”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Loan Agreement. This Guaranty is entitled to the benefits of, and evidences Obligations incurred under, the Loan Agreement, to which reference is made for a description of the security for the Guaranteed Obligations and for a statement of the additional terms and conditions on which Borrower is permitted and required to make prepayments and repayments of principal of the Obligations and on which such Obligations may be declared to be immediately due and payable.

2. Guarantor’s Liability. This Guaranty is a continuing and unconditional guaranty of payment and performance and not of collection. The parties to this Guaranty are jointly and severally obligated together with all other parties obligated for the Guaranteed Obligations. This Guaranty does not impose any obligation on Lender to extend or continue to extend credit or otherwise deal with Borrower at any subsequent time. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Guaranteed Obligations is rescinded, avoided or for any other reason must be returned by Lender, and the returned payment shall remain payable as part of the Guaranteed Obligations, all as though such payment had not been made. Except to the extent the provisions of this Guaranty give Lender additional rights, this Guaranty shall not be deemed to supersede or replace any other guaranties given to Lender by Guarantor; and the obligations guaranteed hereby shall be in addition to any other obligations guaranteed by Guarantor pursuant to any other agreement of guaranty given to Lender and other guaranties of the Guaranteed Obligations.

3. Representations and Warranties. In order to induce Lender to make the Loans or otherwise extend credit to the Borrower as provided in the Loan Agreement, Guarantor makes the following representations and warranties, all of which shall survive the execution and delivery of the Loan Documents. Unless otherwise specified, such representations and warranties shall be deemed made as of the date hereof and as of the date of each extension of credit under the Loan Documents:

3.1 Valid Existence and Power. Guarantor is duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified or licensed to transact business in all places where the failure to be so qualified would have a Material Adverse Effect on it. Guarantor has the power to make and perform this Guaranty and the other Loan Documents executed by it, as applicable, and all such instruments will constitute the legal, valid and binding obligations of Guarantor, enforceable in accordance with their respective terms, subject only to bankruptcy and similar laws affecting creditors’ rights generally.

3.2 Authority. The execution, delivery and performance thereof by Guarantor of the Loan Documents to which it is a party (a) have been duly authorized by all necessary actions of Guarantor, and do not and will not violate any provision of law or regulation, or any writ, order or decree of any court or governmental or regulatory authority or agency or any provision of the governing instruments of Guarantor, and (b) do not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of Guarantor pursuant to, any law, regulation, instrument or agreement to which Guarantor is a party or by which Guarantor or its properties may be subject, bound or affected, except, (i) solely in the case of a breach or default (and not in the case of any consent or Lien) under clause (b), to the extent such breach or default would not reasonably be expected to have a Material Adverse Effect, and (ii) any such consent that has been obtained.

3.3 Financial Condition. Guarantor is not aware of any material adverse fact (other than facts which are generally available to the public and not particular to Guarantor, such as general economic trends) concerning the conditions or future prospects of Guarantor which has not been fully disclosed to Lender, including any material adverse change in the operations or financial condition of Guarantor since the date of the most recent financial statements delivered to Lender. Guarantor is Solvent, and after consummation of the transactions set forth in this Guaranty and the other Loan Documents, Guarantor will be Solvent.

3.4 Litigation. Except as set forth on Exhibit 3.4 hereof, there are no suits or proceedings pending, or to the Knowledge of Guarantor, overtly threatened, before any court or by or before any governmental or regulatory authority, commission, bureau or agency or public regulatory body against or affecting Guarantor, or its assets, which would reasonably be expected to have a Material Adverse Effect.

3.5 Agreements, Etc. Guarantor is not a party to any agreement or instrument or subject to any court order, governmental decree or any charter or other corporate restriction, which would have a Material Adverse Effect. Guarantor is in compliance in all material respects with the requirements of all applicable laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.6 Authorizations. All authorizations, consents, approvals and licenses required under applicable law or regulation for the ownership or operation of the property owned or operated by Guarantor, or for the conduct of any business in which it is engaged have been duly issued and are in full force and effect, except in each case to the extent that failure of the foregoing to be duly issued and in full force and effect would not reasonably be expected to have a Material Adverse Effect. Guarantor is not in default, nor has any event occurred which with the passage of time or the giving of notice, or both, would constitute a default, under any of the terms or provisions of any part thereof, or under any order, decree, ruling, regulation, closing agreement or other decision or instrument of any governmental commission, bureau or other administrative agency or public regulatory body having jurisdiction over Guarantor, which default would have a Material Adverse Effect on Guarantor. Guarantor has all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under the Loan Documents to which it is a party.

3.7 Taxes. Except to the extent Properly Contested, Guarantor has filed all federal and state income and other tax returns which are required to be filed, and has paid all taxes as shown on said returns and all taxes, including withholding, FICA and ad valorem taxes, shown on all assessments received by it to the extent that such taxes have become due. Except to the extent Properly Contested, Guarantor is not subject to any federal, state or local tax Liens nor has Guarantor received any notice of deficiency or other official notice to pay any taxes. Except to the extent Properly Contested, Guarantor has paid all sales and excise taxes payable by it.

3.8 Labor Law Matters. No goods or services have been or will be produced by Guarantor in violation of any applicable labor laws or regulations or any collective bargaining agreement or other labor agreements or in violation of any minimum wage, wage-and-hour or other similar laws or regulations.

3.9 Judgment Liens. Neither Guarantor nor any of its assets are subject to any unpaid judgments (whether or not stayed) or any judgment liens in any jurisdiction as of the date hereof or, as to any time after the date hereof, except to the extent that (a) such unpaid judgments or judgment liens would not reasonably be expected to result in a Material Adverse Effect or (b) such unpaid judgments or judgments liens are not senior to or pari passu with the Lien of Lender on any of the Collateral.

3.10 ERISA. Each Plan maintained for employees of Guarantor or any Subsidiary and covered by Title IV of ERISA is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended, and other federal or state laws. No Termination Event with respect to any Plan has occurred and is continuing that would reasonably be expected to result in a Material Adverse Effect. Neither Guarantor nor any Subsidiary has any unfunded liability with respect to any such Plan that would reasonably be expected to have a Material Adverse Effect.

3.11 Investment Company Act. Guarantor is not an “investment company” as defined in the Investment Company Act of 1940, as amended.

3.12 Sanctioned Persons; Sanctioned Countries. Guarantor (a) is not a Sanctioned Person and (b) does not do business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC.

3.13 Compliance with Covenants; No Default. Guarantor is, and upon funding of the Loans on the Closing Date will be, in compliance with all of the covenants hereof. No Event of Default has occurred, and the execution, delivery and performance of the Loan Documents to which it is a party will not cause an Event of Default.

3.14 Full Disclosure. There is no material fact of which Guarantor has Knowledge that Guarantor has not disclosed to Lender which could have a Material Adverse Effect. No Loan Document, nor any agreement, document, certificate or statement delivered by Guarantor to Lender, contains any untrue statement of a material fact or omits to state any material fact which Guarantor has Knowledge of necessary to keep the other statements from being misleading.

3.15 Brokerage/Developer Fees. There are no brokerage commissions or developers fees or agreements pursuant to which a third party is entitled to payment from Guarantor relating to the acquisition of the Collateral.

4. Affirmative Covenants of Guarantor. Guarantor covenants and agrees that from the date hereof and until payment in full of the Obligations and the formal termination of the Loan Agreement:

4.1 Access to Books and Records. Guarantor will allow Lender, or its agents, during normal business hours, access to the books, records and such other documents of Guarantor as Lender shall reasonably require, and allow Lender, at Guarantor’s expense, to inspect, audit and examine the same and to make extracts therefrom and to make copies thereof.

At any time other than during a Default Period, Lender shall not conduct such inspection and/or audit more than once in any twelve (12) month period.

4.2 Business Continuity. Guarantor will conduct its business in substantially the same manner as such business is now conducted, and businesses ancillary or reasonably related thereto.

4.3 Certificate of Full Compliance. Guarantor will deliver to Lender, with the financial statements required herein, a certification by an authorized officer of Guarantor that Guarantor, each Borrower and each of the other Guarantors is in full compliance with any financial covenants imposed on Guarantor under the Loan Documents and such certification shall incorporate by reference Guarantor’s filings with the Securities and Exchange Commission, which in the case of the Form 10-K of Guarantor has been reviewed and approved by Guarantor’s independent certified public accountant.

4.4 Compliance with Swap Agreements. Guarantor will comply with all terms and conditions contained in any Swap Agreements, if applicable, as in effect from time to time, except to the extent that noncompliance therewith would not reasonably be expected to result in a Material Adverse Effect. Nothing in this Section 4.4 shall affect or negate any applicable notice, grace and/or cure periods provided for in this Guaranty, any other Loan Documents or any Swap Agreements, if applicable, as in effect from time to time.

4.5 Estoppel Certificate. Guarantor will furnish, within fifteen (15) Business Days after request by Lender, a written statement duly acknowledged of the amount due under the Loan and whether offsets or defenses exist against the Guaranteed Obligations.

4.6 Insurance. Guarantor will maintain adequate insurance coverage with respect to its properties and business against loss or damage of the kinds and in the amounts customarily insured against by companies of established reputation engaged in the same or similar businesses including, without limitation, commercial general liability insurance, workers compensation insurance, and business interruption insurance; all acquired in such amounts and from such companies as Lender may reasonably require.

4.7 Maintain Properties. Guarantor will maintain, preserve and keep its property in good repair, working order and condition, ordinary wear and tear excepted, making all replacements, additions and improvements thereto necessary for the proper conduct of its business, unless prohibited by the Loan Documents.

4.8 Non-Default Certificate From Guarantor. Guarantor will deliver to Lender, with the Financial Statements required below, a certificate signed by Guarantor, in the form attached hereto as Exhibit 4.8, by an authorized financial officer of Guarantor warranting that no “Event of Default” as specified in the Loan Documents nor any event which, upon the giving of notice or lapse of time or both, would constitute such an Event of Default, has occurred except as specified in such certificate, and showing in detail the figures and calculations in respect of the financial covenants of Guarantor set forth in Section 6 of this Guaranty.

4.9 Notice of Default and Other Notices. Guarantor shall provide to Lender prompt notice of (a) the occurrence of any Event of Default and what action (if any) the applicable Borrower or Guarantor is taking to correct the same; (b) the entry of any final, non-appealable judgment or decree against it or its assets if the aggregate amount of such judgment or decree exceeds $5,000,000 (after deducting the amount with respect to which Guarantor is insured and with respect to which the insurer has assumed responsibility in writing), (c) any rejection, return, offset, dispute, loss or other circumstance which could be expected to have a Material Adverse Effect on Guarantor or on any Collateral, (d) the cancellation or termination of, or any default under, any Material Agreement to which Guarantor is a party or by which any of its properties are bound, if such cancellation, termination or breach is reasonably likely to result in a Material Adverse Effect; and (e) any loss or threatened loss of material licenses or permits. Guarantor also shall provide to Lender a written report within thirty (30) days after the end of each quarter describing (a) each action, suit, proceeding, governmental investigation or arbitration that affects Guarantor or its assets, which action, suit, proceeding, governmental investigation or arbitration, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances, is likely, in Guarantor’s reasonable judgment, to result in the incurrence by Guarantor of liability in an amount aggregating $5,000,000 or more; (b) any notice from taxing authorities as to claimed deficiencies in an amount aggregating $5,000,000 or more or any tax lien or any notice relating to alleged ERISA violations involving an amount at issue of $5,000,000 or more, (d) any Reportable Event, as defined in ERISA. Such quarterly report will include the status of any unresolved item covered by any previous reports and provide such other information as may be reasonably requested by Lender.

4.10 Financial Information. Guarantor shall maintain consolidated books and records in accordance with GAAP in all material respects and shall furnish or cause to be furnished to Lender the following periodic financial information:

4.10.1 Interim Consolidated Statements. Within forty-five (45) days after the end of each quarter of each fiscal year of Guarantor, a copy of the Form 10-Q of Guarantor, for such quarter, prepared in accordance with the rules, regulations and guidelines of the Securities and Exchange Commission and including therein the consolidated financial statements of Guarantor, subject to normal year end audit adjustments and the absence of footnotes.

4.10.2 Intentionally Omitted.

4.10.3 Annual Statements. Within ninety (90) days after the end of each fiscal year of Guarantor, a copy of the Form 10-K of Guarantor, for such year, prepared in accordance with the rules, regulations and guidelines of the Securities and Exchange Commission and including therein the consolidated financial statements of Guarantor.

4.10.4 Other Financial Information. Such other information regarding the operation, business affairs, and financial condition of Guarantor which Lender may reasonably request.

Documents required to be delivered pursuant to Section 4.10.1 or 4.10.3 (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange

Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Guarantor posts such documents, or provides a link thereto on the Guarantor’s website on the Internet; or (ii) on which such documents are posted on the Guarantor’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender); provided that, the Guarantor shall notify the Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Lender by electronic mail electronic versions (i.e., soft copies) of such documents.

4.11 Advance Compliance Certificate From Guarantor. Guarantor will deliver to Lender, contemporaneously with each written request for borrowing by Borrower under the Loan Agreement, a certificate signed by Guarantor, in the form attached hereto as Exhibit 4.11, by an authorized financial officer of Guarantor warranting that (a) no “Event of Default” as specified in the Loan Documents nor any event which, upon the giving of notice or lapse of time or both, would constitute such an Event of Default, has occurred, and (b) except as disclosed to Lender in writing, the representations and warranties contained in the Loan Documents are true and correct in all material respects (except to the extent relating to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date).

4.12 Maintenance of Existence and Rights. Guarantor shall preserve and maintain its corporate existence, authorities to transact business, rights and franchises, trade names, patents, trademarks and permits necessary to the conduct of its business, except in connection with a transaction not otherwise prohibited hereunder, and except to the extent that the failure to preserve and maintain the foregoing would not reasonably be expected to result in a Material Adverse Effect.

4.13 Payment of Taxes. Guarantor shall pay before delinquent all federal and state income or property taxes, and all other material taxes, assessments and governmental charges or levies imposed upon Borrower or which may become a lien upon any Property (all of the foregoing collectively, “Impositions”), except and to the extent only that such Impositions are being Properly Contested.

4.14 Reports and Proxies. Upon the request of Lender, Guarantor will deliver to Lender, promptly, a copy of all financial statements, reports, notices, and all regular or periodic reports required to be filed by Guarantor with any governmental agency or authority.

4.15 Further Assurances. Guarantor shall take such further action and provide to Lender such further assurances as may be reasonably requested to ensure compliance with the intent of this Guaranty and the other Loan Documents.

4.16 Intentionally Omitted.

5. Negative Covenants of Guarantor. Guarantor covenants and agrees that from the date hereof and until payment in full of the Guaranteed Obligations, Guarantor:

5.1 Debt.

5.1.1 Wells Fargo Bank, National Association as Lender Under the Revolving Credit Facility. For so long as Lender is a lender under the Revolving Credit Facility, shall not, and shall not permit any Borrower or any other Guarantor to, create or permit to exist any Debt, including any guaranties or other contingent obligations, that is secured by the Property (other than the Guaranteed Obligations) or is otherwise not permitted under the Revolving Credit Facility.

5.1.2 Wells Fargo Bank, National Association Not a Lender Under the Revolving Credit Facility. If Lender, at any time, ceases to be a lender under the Revolving Credit Facility, shall not, and shall not permit any Borrower or any other Guarantor to, create or permit to exist any Debt, including guaranties or other contingent obligations, that is secured by the Property (other than Guaranteed Obligations) or was otherwise not permitted under the Revolving Credit Facility as such Revolving Credit Facility existed on the date that Lender ceased to be a lender thereunder.

5.2 Change of Fiscal Year or Accounting Methods. Shall not, and shall not permit any Borrower or any other Guarantor to, change (i) its fiscal year or (ii) its book accounting methods in any material respect except as required by GAAP or applicable law. Guarantor’s fiscal year end is December 31 as of the Closing Date. As used herein, the term “book accounting methods” means accounting methods which affect numbers reported to the Securities and Exchange Commission (as distinguished from tax accounting methods used in reporting to the Internal Revenue Service).

5.3 Change of Control.

5.3.1 Wells Fargo Bank, National Association as Lender Under the Revolving Credit Facility. For so long as Lender is a lender under the Revolving Credit Facility, shall not make, permit or suffer a Change of Control that is otherwise not permitted under the Revolving Credit Facility.

5.3.2 Wells Fargo Bank, National Association Not a Lender Under the Revolving Credit Facility. If Lender, at any time, ceases to be a lender under the Revolving Credit Facility, shall not make, permit or suffer a Change of Control that is otherwise not permitted under the Revolving Credit Facility as such Revolving Credit Facility existed on the date that Lender ceased to be a lender thereunder.

5.4 Intentionally Omitted.

5.5 Government Intervention. Shall not permit the assertion or making of any seizure, vesting or intervention by or under authority of any Governmental Authority, if the result of which is the management of Guarantor, any Borrower or any other Guarantor is displaced of its authority to conduct its business in any material respect or such business is materially curtailed or materially impaired.

5.6 Change in Business. Shall not, and shall not permit any Borrower or any other Guarantor to, enter into any business which is different from the business in which it is engaged on the Closing Date, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of the business in which it is engaged on the Closing Date. Notwithstanding anything set forth herein to the contrary, Guarantor, any Borrower and any other Guarantor may engage, without the consent of Lender and in addition to the business in which it is engaged on the Closing Date, in the operation of a business ancillary to a motor vehicle dealership.

6. Financial Covenants of Guarantor. Guarantor covenants and agrees that from the date hereof and until payment in full of the Guaranteed Obligations:

6.1 Wells Fargo Bank, National Association as Lender Under the Revolving Credit Facility. For so long as Lender is a lender under the Revolving Credit Facility, Guarantor shall comply with the financial covenants set forth in Section 7.11 of the Revolving Credit Agreement (or any analogous provision of the Revolving Credit Agreement after giving effect to any amendments, modifications, amendments and restatements or replacements thereof).

6.2 Wells Fargo Bank, National Association Not a Lender Under the Revolving Credit Facility. If Lender, at any time, ceases to be a lender under the Revolving Credit Facility, Guarantor shall comply with the financial covenants set forth in Section 7.11 of the Revolving Credit Agreement (or any analogous provision of the Revolving Credit Agreement after giving effect to any amendments, modifications, amendments and restatements or replacements thereof prior to the date on which Lender ceases to be a lender thereunder) as such Revolving Credit Agreement existed on the date that Lender ceased to be a lender thereunder.

7. Consent to Modifications. Guarantor consents and agrees that Lender (and, with respect to swap obligations, its Affiliates) may from time to time, in its sole discretion, without affecting, impairing, lessening or releasing the obligations of Guarantor hereunder: (a) extend or modify the time, manner, place or terms of payment or performance and/or otherwise change or modify the credit terms of the Guaranteed Obligations; (b) increase, renew, or enter into a novation of the Guaranteed Obligations; (c) waive or consent to the departure from terms of the Guaranteed Obligations; (d) permit any change in the business or other dealings and relations of Borrower or any other guarantor with Lender; (e) proceed against, exchange, release, realize upon, or otherwise deal with in any manner any Collateral that is or may be held by Lender in connection with the Guaranteed Obligations or any liabilities or obligations of Guarantor; and (f) proceed against, settle, release, or compromise with Borrower, any insurance carrier, or any other Person liable as to any part of the Guaranteed Obligations, and/or subordinate the payment of any part of the Guaranteed Obligations to the payment of any other obligations, which may at any time be due or owing to Lender; all in such manner and upon such terms as Lender may deem appropriate, and without notice to or further consent from Guarantor. No invalidity, irregularity, discharge or unenforceability of, or action or omission by Lender relating to any part of the Guaranteed Obligations or any security therefor shall affect or impair this Guaranty.

8. Waivers and Acknowledgements. Guarantor waives and releases the following rights, demands, and defenses Guarantor may have with respect to Lender (and, with respect to swap obligations, its Affiliates) and collection of the Guaranteed Obligations: (a) promptness and diligence in collection of any of the Guaranteed Obligations from Borrower or any other Person liable thereon, and in foreclosure of any security interest and sale of any property serving as Collateral for the Guaranteed Obligations; (b) any law or statute that requires that Lender (and, with respect to swap obligations, its Affiliates) make demand upon, assert claims against, or collect from Borrower or other Persons, foreclose any security interest, sell Collateral, exhaust any remedies, or take any other action against Borrower or other Persons prior to making demand upon, collecting from or taking action against Guarantor with respect to the Guaranteed Obligations, including any such rights Guarantor might otherwise have had under Va. Code §§ 49-25 and 49-26, et seq., N.C.G.S. §§ 26-7, et seq. , Tenn. Code Ann. § 47-12-101, O.C.G.A. § 10-7-24, Mississippi Code Ann. Section 87-5-1, California Civil Code Section §§ 2787 to 2855 inclusive, and any successor statute and any other applicable law; (c) any law or statute that requires that Borrower or any other Person be joined in, notified of or made part of any action against Guarantor; (d) that Lender or its Affiliates preserve, insure or perfect any security interest in Collateral or sell or dispose of Collateral in a particular manner or at a particular time, provided that Lender’s obligation to dispose of Collateral in a commercially reasonable manner is not waived hereby; (e) notice of extensions, modifications, renewals, or novations of the Guaranteed Obligations, of any new transactions or other relationships between Lender, Borrower and/or any Guarantor, and of changes in the financial condition of, ownership of, or business structure of Borrower or any other Guarantor; (f) presentment, protest, notice of dishonor, notice of default, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale, and all other notices of any kind whatsoever to which Guarantor may be entitled; (g) the right to assert against Lender or its Affiliates any defense (legal or equitable), set-off, counterclaim, or claim that Guarantor may have at any time against Borrower or any other party liable to Lender or its Affiliates with respect to the Guaranteed Obligations; (h) all defenses relating to invalidity, insufficiency, unenforceability, enforcement, release or impairment of Lender or its Affiliates’ lien on any Collateral, of the Loan Documents, or of any other guaranties held by Lender; (i) any right to which Guarantor is or may become entitled to be subrogated to Lender or its Affiliates’ rights against Borrower or to seek contribution, reimbursement, indemnification, payment or the like, or participation in any claim, right or remedy of Lender or its Affiliates against Borrower or any security which Lender or its Affiliates now has or hereafter acquires, until such time as the Guaranteed Obligations have been fully satisfied beyond the expiration of any applicable preference period; (j) any claim or defense that acceleration of maturity of the Guaranteed Obligations is stayed against Guarantor because of the stay of assertion or of acceleration of claims against any other Person for any reason including the bankruptcy or insolvency of that Person; and (k) the right to marshalling of Borrower’s assets or the benefit of any exemption claimed by Guarantor. Guarantor acknowledges and represents that Guarantor has relied upon Guarantor’s own due diligence in making an independent appraisal of Borrower, Borrower’s business affairs and financial condition, and any Collateral; Guarantor will continue to be responsible for making an independent appraisal of such matters; and Guarantor has not relied upon Lender or its Affiliates for information regarding Borrower or any Collateral.

9. Interest and Application of Payments. Regardless of any other provision of this Guaranty or other Loan Documents, if for any reason the effective interest on any of the Guaranteed Obligations should exceed the maximum lawful interest, the effective interest shall be deemed reduced to and shall be such maximum lawful interest, and any sums of interest which have been collected in excess of such maximum lawful interest shall be applied as a credit against the unpaid principal balance of the Guaranteed Obligations. Monies received from any source by Lender or its Affiliates for application toward payment of the Guaranteed Obligations may be applied to such Guaranteed Obligations in any manner or order deemed appropriate by Lender and its affiliates.

10. Default. An event of default (“Event of Default”) under this Guaranty shall exist if there shall be an Event of Default under any of the Loan Documents. If an Event of Default occurs and is continuing, the Guaranteed Obligations shall be due immediately and payable upon demand by Lender, other than Guaranteed Obligations under any Swap Agreements with Lender or its Affiliates, which shall be due in accordance with and governed by the provisions of said Swap Agreements, and, Lender may exercise any rights and remedies as provided in this Guaranty and other Loan Documents, or as provided at law or equity.

11. Attorneys’ Fees and Other Costs of Collection. Guarantor shall pay all of Lender’s reasonable out-of-pocket expenses actually incurred to enforce or collect any of the Guaranteed Obligations, including, without limitation, reasonable arbitration, paralegals’, attorneys’ and experts’ fees and expenses actually incurred, whether incurred without the commencement of a suit, in any suit, arbitration, or administrative proceeding, or in any appellate, or bankruptcy proceeding.

12. Termination of Guaranty. Guarantor may terminate this Guaranty only by written notice, delivered personally to or received by certified or registered United States Mail by Lender at the address and to the attention of the officer required for notices provided herein (if any). Such termination shall be effective only with respect to Guaranteed Obligations arising more than 15 days after the date such written notice is received by Lender. Such termination shall not be effective with respect to Guaranteed Obligations (including any subsequent extensions, modifications or compromises of the Guaranteed Obligations) then existing, or Guaranteed Obligations arising subsequent to receipt by Lender of said notice if such Guaranteed Obligations are a result of Lender’s obligation to make advances pursuant to a commitment, or are based on Borrower’s obligations to make payments pursuant to any Swap Agreement, entered into prior to expiration of the 15 day notice period, or are a result of advances which are necessary for Lender to protect its collateral or otherwise preserve its interests. Termination of this Guaranty by any single Guarantor will not affect the existing and continuing obligations of any other Guarantor hereunder.

13. Miscellaneous.

13.1 No Waiver, Remedies Cumulative. No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and are in addition to any other remedies provided by law, any Loan Document or otherwise.

13.2 Notices. Any notice or other communication hereunder shall be by hand delivery, overnight delivery via nationally recognized overnight delivery service, telegram, or registered or certified United States mail with return receipt and unless otherwise provided herein shall be deemed to have been given or made when delivered, telegraphed or, if sent via

United States mail, when receipt signed by the receiver, postage prepaid, addressed to the party at its address specified below (or at any other address that the party may hereafter specify to the other parties in writing):

Lender:	Wells Fargo Bank, N.A.
Commercial Lending Services
MAC – D1644-018
1451 Thomas Langston Road
Winterville, NC 28590
Attn: Loan Administration Manager (LDCMR)

with copies to:	Wells Fargo Dealer Services
100 North Main Street (MAC D4001-08A)
Winston-Salem, NC 27101
Attn.: National Accounts Director

-and-

Saiber LLC
18 Columbia Turnpike, Suite 200
Florham Park, NJ 07932
Attn.: Jane L. Brody, Esq.

Guarantor:	Asbury Automotive Group, Inc.
Sugarloaf Business Park
2905 Premiere Parkway NW, Suite 300
Duluth, GA 30097
Attn: Vice President – General Counsel

-and-

Asbury Automotive Group, Inc.
Sugarloaf Business Park
2905 Premiere Parkway NW, Suite 300
Duluth, GA 30097
Attn: Vice President - Corporate Development & Real Estate

with copies to:	JONES DAY® - One Firm WorldwideSM
1420 Peachtree Street, N.E.
Suite 800
Atlanta, GA 30309
Attn: Todd Roach, Esq.

13.3 Governing Law. This Guaranty shall be deemed a contract made under the laws of the State of the Jurisdiction and shall be governed by and construed in accordance with the laws of said state (excluding its conflict of laws provisions if such provisions would require application of the laws of another jurisdiction).

13.4 Binding Effect. This Guaranty and the other Loan Documents shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

13.5 Assignments and Participation. Lender may from time to time, without the consent of Guarantor, sell, transfer, pledge, assign and convey the Guaranty, the Loan and the Loan Documents (or any interest therein), and delegate any and all of its obligations with respect thereto, and may grant participations in the Loan to another financial institution or other Person on terms and conditions reasonably acceptable to Lender and split the Loan into multiple parts, or the Note into multiple component notes or tranches, in each case as permitted under the Loan Agreement. Any such sale, transfer, assignment, conveyance or participation shall not release Guarantor from the Guaranteed Obligations. Upon prior notice to Guarantor of such assignment, Guarantor shall thereafter furnish to such assignee any information furnished by Guarantor to Lender pursuant to the terms of the Loan Documents.

13.6 Severability. If any provision of this Guaranty or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty or other Loan Documents.

13.7 LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO, INCLUDING LENDER BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM (A “DISPUTE”) THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE LOAN DOCUMENTS OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (A) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (B) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY DISPUTE, WHETHER THE DISPUTE IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE.

13.8 ARBITRATION; WAIVER OF JURY TRIAL.

13.8.1 Arbitration. The parties hereto agree, upon demand by any party, whether made before the institution of a judicial proceeding or not more than 60 days after service of a complaint, third party complaint, cross-claim, counterclaim or any answer thereto or any amendment to any of the above, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise, in any way arising out of or relating to (a) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (b) requests for additional credit. In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.

13.8.2 Governing Rules. Any arbitration proceeding will (a) proceed in a location in the Jurisdiction selected by the American Arbitration Association (“AAA”); (b) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (c) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

13.8.3 No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (a) foreclose against real or personal property collateral; (b) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (c) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (a), (b) and (c) of this paragraph.

13.8.4 Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the Jurisdiction with a minimum of ten years’ experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of the Jurisdiction and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the North Carolina Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

13.8.5 Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

13.8.6 Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any of the Loan Documents, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

13.8.7 Payment of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

13.8.8 Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the documents between the parties or the subject matter of the dispute shall control. This Agreement may be amended or modified only in writing signed by each party hereto. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Agreement. This arbitration provision shall survive termination, amendment or expiration of any of the documents or any relationship between the parties.

13.8.9 Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

13.8.10 Waiver of Jury Trial. The parties hereto hereby acknowledge that by agreeing to binding arbitration they have irrevocably waived their respective rights to a jury trial with respect to any action, claim or other proceeding arising out of any dispute in connection with any of the Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. This provision is a material inducement for the parties entering into the agreement evidenced by this Agreement.

(Signatures on following page)

IN WITNESS WHEREOF, Guarantor, on the day and year first written above, has caused this Unconditional Guaranty to Wells Fargo Bank, National Association to be duly executed under seal.

ASBURY AUTOMOTIVE GROUP, INC.,
a Delaware corporation

By:	/s/ Matthew Pettoni
Name:	Matthew Pettoni
Title:	Treasurer

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